Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under captions “Financial Highlights” and “Independent Registered Public Accounting Firm, Custodian and Transfer Agent” and to the use of our report dated November 25, 2009 for the Nuveen Investments Trust V — Nuveen Preferred Securities Fund in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of Nuveen Investment Trust V filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 12 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-138592).

/s/ Ernst & Young LLP

Chicago, Illinois

January 27, 2010